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NEOSTEM, INC.
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ANNUAL REPORT TO SHAREHOLDERS

August 30, 2013
Dear NeoStem Shareholders,

NeoStem, a leader in the emerging cellular therapy market, continues to position itself for success through scientific discovery; a diversified product development pipeline that addresses cardiovascular and autoimmune diseases as well as regenerative medicine; an expanding contract development and manufacturing business that serves as our revenue generating arm; and a professional and experienced management team.

We are proud to be at the forefront of a paradigm shift in medicine toward cell therapy - a shift away from treating disease with drugs and toward treating disease with our own cells; a shift away from treating symptoms and toward cures for illnesses that cause the most suffering; a shift away from chemical drug development and toward looking inside ourselves to understand and then amplify our bodies' natural repair mechanism. We firmly believe that the future of medicine emanates from within each of us and NeoStem is dedicated to unlocking the potential of cellular therapy for humankind.

NeoStem prides itself on not being “just another biotech company.” In the ever changing global economy, ingenuity is rewarded. We are building the Company based on the foundation and sector expertise provided by our contract development and manufacturing subsidiary, Progenitor Cell Therapy (“PCT”). As a leader in the cell therapy industry in process development innovation and cost effective scale-up, PCT supports NeoStem's internal development of its therapeutic programs. Our investments in our therapeutic pipeline, which we have approached with scientific discipline and business and market analysis, include significant opportunities which are protected by an expanding intellectual property portfolio, positioning the Company for dynamic partner collaborations. Finally, our search for the brightest talent to make our Company the “best in class” has brought us experienced industry executives that we believe will assist in maximizing shareholder value.

We are proud to be at the forefront of a
paradigm shift in medicine toward cell therapy.

As more cellular therapies enter clinical trials and therapies start to become commercially available, scores of scientists, doctors and patients are awakening to a simple reality - cell therapies hold the potential to vanquish a plethora of diseases and dangerous medical conditions. NeoStem is dedicated to its leadership role in cellular therapy and we look forward to an amazing future built on the accomplishments of today.

We have been extremely busy and productive at NeoStem as we continue to implement our Company's strategic growth and development plans, all the while never losing sight of our responsibility to the health and wellness of the public. Our pipeline of proprietary cell therapy products continues to develop and, most notably, we are on track to complete enrollment of our PreSERVE Phase 2 clinical trial this year, investigating the Company's most advanced product candidate, AMR-001, in preserving heart function after a severe heart attack, with data read out 6-8 months after the last patient is infused. PCT continues to strengthen its presence in the contract development and manufacturing arena. And lastly, our Company has undergone a positive corporate change by moving our stock listing to NASDAQ to make ourselves more competitive in the marketplace and more attractive to investors.

I'd like to share details on some of our recent highlights and developments.

KEY MANAGEMENT ADDITIONS
NeoStem continues to attract some of the most experienced leaders in the industry. In the past two months we have added four new key members to our management team - each a seasoned executive in the field - raising the Company's profile in the industry, increasing our core knowledge and skill base, and increasing our competitiveness amongst our peers.

We are excited to have these key individuals join our existing experienced management team to help prepare the Company for significant growth through our pursuit of strategic partnerships and M&A.

NeoStem continues to attract some of the        Dr. Douglas Losordo, Chief Medical Officer
most experienced leaders in the industry.
In August, Dr. Douglas Losordo, a leader in cell therapy research and a renowned cardiologist, joined NeoStem as Chief Medical Officer to assist the Company in its pursuit of promising cell therapies, including a product candidate using CD34+ cells to repair ischemic tissue.

Dr. Losordo is well-regarded for his career-long efforts to develop novel therapeutics. As a scientist he obtained over $35 million in National Institutes of Health funding for discovering and developing new therapeutic concepts in the laboratory, providing the basis for clinical studies. He led first-in-human studies in multiple gene therapies and adult stem cell therapies in patients with cardiovascular diseases, including therapies now in Phase 3 testing.

Most recently, Dr. Losordo held the position of Vice President, New Therapies Development, Regenerative Medicine and Baxter Ventures at Baxter International.

Dr. Andrew L. Pecora, the Company's outgoing Chief Medical Officer, has assumed the role of Chief Visionary Officer of NeoStem, where he will continue to assist in building a leading global cell therapy company. Dr. Pecora will continue his roles within NeoStem's companies - as Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte - as well as remain a member of NeoStem's Board of Directors.

Robert Dickey IV, Chief Financial Officer

In August, we welcomed Robert Dickey IV as Chief Financial Officer. Mr. Dickey is an industry veteran as well as a former investment banker.

Most recently, Mr. Dickey served as Senior Vice President of Hemispherx Biopharma, Inc., a publicly traded company involved in immune-modulatory therapies that is developing treatments for chronic fatigue syndrome and influenza. Prior to Hemispherx, Mr. Dickey was Senior Vice President, Chief Financial Officer and Business Unit Manager for Stemcyte, Inc., an umbilical cord stem cell therapeutics company. Previously, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between M&A and capital market transactions across a variety of industries.

Stephen W. Potter, Executive Vice President

In July, we appointed Stephen W. Potter as Executive Vice President of the Company. Mr. Potter had previously served on our Board of Directors, and Nominating and Governance Committees. He is a seasoned and successful senior executive with extensive management experience in the biotechnology and pharmaceutical industries, and will assist the Company with expansion plans and future partnership discussions.

We are excited to have these key    Most recently, Mr. Potter served as Senior Vice President of Operations and
individuals join our existing experienced    Corporate Development for Osiris Therapeutics, Inc. where he worked as a
management team to help prepare the     member of the senior leadership that achieved approval of the first-ever stem cell
Company for significant growth through     drug therapy, Prochymal®. He was also responsible for the launch and overall
our pursuit of strategic partnerships and     of the Bio-Surgery business unit and had operational oversight for multiple
M&A.    functional areas including manufacturing, human resources, IT, legal, and business development. Prior to his tenure at Osiris, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation. Over his ten years at Genzyme, he was the senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genyzme's cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton.

Robert Shaw, Vice President of Commercial Sales, PCT

In August, Robert Shaw joined the PCT team as Vice President of Commercial Sales. He is tasked with bolstering the Company's top line revenue growth through strategic transactions and additional business lines, as well growing the existing client base through enhanced technical sales and marketing initiatives. Over the last two decades, Mr. Shaw has held several positions at EMD Millipore Corporation, a top tier supplier to the life science industry. Most recently, he held the position of Commercial Director - Stem Cell Initiative where he was responsible for strategic and technical leadership, including all aspects of product marketing, product development and commercial management. He previously held the position of Director of Strategic Marketing and World Wide Training Program Director for Vaccines and Emerging Biotech, where he had responsibility for management and development of vaccines and emerging biotech markets across the world, and the position of Program Director, Aseptic Processing, where he had global responsibility for a $300 million business.

CLINICAL AND DEVELOPMENT UPDATES

NeoStem continues to advance its research and development efforts. Our proprietary product development pipeline targets unmet medical needs in conditions such as cardiovascular disease (acute myocardial infarction, congestive heart failure, and traumatic brain injury), immune disorders (type 1 diabetes, steroid resistant asthma, and organ rejection) and tissue repair (periodontitis, wound healing, osteoporosis, macular degeneration, acute radiation syndrome, and other indications).

The following are some of the important collaborations and developments in the Company's research and development.

Amorcyte
We are very excited and encouraged by the enrollment progress of the     NeoStem is on track to complete patient enrollment
PreSERVE Phase 2 clinical trial, investigating the Company's most     for the PreSERVE trial in 2013 with data read out
advanced product candidate, AMR-001, in preserving heart function     6-8 months after the last patient is infused.
after a severe heart attack. We have over infused 125 patients to date and we are on track to complete patient enrollment for this trial in 2013 with data read out 6-8 months after the last patient is infused.

The Amorcyte intellectual property portfolio continues to grow and AMR-001 now has the benefit of 4 granted U.S patents, 8 patent grants outside of the U.S. and 24 additional patents pending around the world. We are beginning the process of expanding applications for AMR-001 into other ischemic conditions such as congestive heart failure and traumatic brain injury.

Athelos

Human Regulatory T cells (“Treg”) therapy represents a novel approach for restoring immune balance by enhancing T-regulatory cell number and function. NeoStem continues to advance its T cell program with the goal of developing treatments for immune-mediated diseases such as type 1 diabetes, and inflammatory conditions such as steroid resistant asthma.

NeoStem holds exclusive rights to over 20 issued patents and 6 patents pending related primarily to methods of isolating, purifying and expanding Tregs.

Collaboration with UCSF and the Laboratories of Drs. Bluestone and Tang

In July, the Company executed agreements with the University of California, San Francisco (“UCSF”) and the laboratories of Jeffrey Bluestone, PhD, and Qizhi Tang, PhD, to collaborate on the development of a therapy for the treatment of type 1 diabetes. This collaboration will advance the Company's Treg program towards a Phase 2 trial to evaluate the efficacy of autologous Tregs in type 1 diabetes, effectively advancing the Company's pipeline more quickly than if it had developed a program for this clinical indication on its own. Under the agreements, NeoStem will manufacture a Treg product consisting of polyclonally expanded Tregs for the planned Phase 2 trial to treat patients newly diagnosed with type 1 diabetes and will also collaborate with Dr. Bluestone on allo-specific Tregs for organ transplant tolerance in another anticipated clinical study. The collaboration also includes the research effort to develop the next generation of Treg products for therapeutic use.

Advisory Group of Experts Formed for Steroid Resistant Asthma Study

In August, we engaged the services of three experts at the forefront of asthma research to serve as consultant advisors to the Company's Regulatory T cell program. William Busse, M.D., of the University of Wisconsin; Mario Castro, M.D., M.P.H, of the Washington University in St Louis; and Prescott Woodruff, M.D., M.P.H., of the University of California, San Francisco will be advising and providing support in the area of asthma research. Initially, the group will be assisting NeoStem in designing a protocol for a Phase 1b/2a study on the use of human Regulatory T cells for the treatment of steroid resistant asthma.

Each of the consultants brings a breadth of experience in research to assist the Company in determining the appropriate clinical endpoints for a clinical trial in steroid resistant asthma. We are fortunate to have some of the brightest minds in asthma research advising our team to help our own experienced NeoStem scientists create a robust protocol for this clinical trial.

NeoStem is taking advantage of the dramatic growth in    VSEL™ Technology
cell therapy industry both for our clients and for our
internal pipeline.                        We continue to develop our very small embryonic like stem cell
(VSELTM) technology platform in pre-clinical models and expect soon to advance into early clinical studies that assess the therapeutic potential of VSELTM Technology in wound care, bone regeneration and/or macular restoration. NeoStem also continues to receive grant awards to develop this important technology, including a recent award of funds from the National Institute of Allergy and Infectious Diseases (NIAID) supporting the development of VSELTM Technology for radiation exposure.

Recent pre-clinical data in animal models suggest that VSELs™ may be capable of developing into cells of all three germ layers which, if substantiated by further research, could imply significant potential for restorative healing. Independent investigators in preclinical models have demonstrated the regenerative potential of VSELs™ and we will continue to support preclinical and early clinical studies to further assess the regenerative potential of VSEL™ Technology.

PROGENITOR CELL THERAPY

NeoStem is taking advantage of the dramatic growth in the cell therapy industry both for our clients and for our internal pipeline by vertically integrating the collection, storage and processing of cellular material and by developing, manufacturing, distributing, and delivering cell therapy products.

PCT has built  a strong foundation of services that cater to the entire industry and offers NeoStem, and PCT's clients, cell processing and development capabilities on both the East and West Coasts of the U.S. PCT is also pursuing plans to expand internationally. PCT currently provides services to over 35 clients and is the only contract development and manufacturing organization (“CDMO”) to have worked with a client's product (Provenge®) through all of the phases of clinical trials and ultimately to FDA approval.

PCT completed three process development contracts in Q2 2013, triggering higher revenue recognition. PCT also recently signed two new clients, including a large pharmaceutical company that is entering the cell therapy sector. PCT's management team is focused on growing the CDMO business through increased services and product offerings, including automation technologies geared toward improving efficiencies and lowering cost of goods.

PCT's business model uniquely positions NeoStem to take advantage of revenues generated in a growing industry, while reducing our reliance on the success of NeoStem's internal development platforms. This unique revenue-generating CDMO business allows NeoStem to remain up-to-date on the most innovative developments in the sector, informing our decisions as we seek to co-develop and/or acquire new technologies.

NeoStem moved its exchange listing to the NASDAQ
EXCHANGE LISTING MOVED TO NASDAQ            Capital Market from NYSE MKT effective with the
start of trading on August 5, 2013.

NeoStem moved its exchange listing to the NASDAQ Capital Market from NYSE MKT effective with the start of trading on August 5, 2013, continuing to trade under the symbol NBS. The move is intended to enhance exposure to institutional shareholders, while at the same time providing investors with the best prices, the fastest execution and lowest cost per trade. We are proud to be joining fellow cell therapy industry companies on the NASDAQ, such as Celgene Corporation, Harvard Bioscience Inc., Osiris Therapeutics, Inc., Mesoblast Limited, Stemline Therapeutics, Inc., Verastem, Inc. and Shire PLC.

As the regenerative medicine market continues to grow, NeoStem is uniquely positioned to capture the value of this market and lead the industry. We appreciate your continued confidence in the Company's agenda and will continue to provide updates on our progress as we work to save lives and end suffering for the millions of people afflicted with chronic disease.

To learn more, please visit neostem.com.

Regards,

Robin L Smith, M.D., MBA
Chairman and Chief Executive Officer